                                                      EXHIBIT 11
                                       COMPUTATION OF EARNINGS PER COMMON SHARE

                                                              Three Months Ended              Six Months Ended
                                                                   June 30                      June 30
                                                           1996            1995            1996           1995
Earnings per common and common equivalent share

Net loss available to common and equivalent shares    $(1,451,309)    $(  129,675)   $(4,194,187)    $(  444,598)

Weighted average common and equivalent
  shares outstanding                                    4,535,539       1,749,163      3,753,470       1,690,970
Adjustments
Assumed issuance of shares purchased under
    stock option and stock purchase plans                   1,528               -          2,309               -
  Assumed exercise of warrants and other options            7,879               -         23,439               -
  Assumed conversion of convertible debt                   46,249               -         57,946               -
  Assumed conversion of:
    Class A Variable Rate Cumulative Convertible
      Preferred Stock                                   3,829,517               -      4,152,227               -
    Class B Variable Rate Cumulative Convertible
      Preferred Stock                                           -               -              -          58,193

Total common and equivalent shares                      8,420,712       1,749,163      7,989,391       1,749,163

Loss per common and equivalent share
  after preferred dividends                           $(      .17)    $(      .07)   $(      .52)    $(      .25)

Fully diluted earnings per common and common equivalent share
Net loss available to common and equivalent shares    $(1,451,309)    $(  129,675)   $(4,194,187)    $(  444,598)

Weighted average common and equivalent
  shares outstanding                                    4,535,539       1,749,163       3,753,470       1,690,970
Adjustments
  Assumed issuance of shares purchased under
    stock option and stock purchase plans                   1,528               -           2,147               -
  Assumed exercise of warrants and other options            7,064               -          29,092               -
  Assumed conversion of convertible debt                   46,249               -          72,745               -
  Assumed conversion of:
    Class A Variable Rate Cumulative Convertible
      Preferred Stock                                   3,829,516               -       4,152,227               -
    Class B Variable Rate Cumulative Convertible
      Preferred Stock                                           -               -               -          58,193

Total common and equivalent shares                      8,419,896       1,749,163       8,009,681       1,749,163

Loss per common and equivalent share
  after preferred dividends                          $(       .17)    $(      .07)    $(      .52)    $(      .25)





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